C. Hunton Tiffany
Post Office Box 467
Warrenton, Virginia 20188

December 23, 2006

C. H. Lawrence, Jr., Chairman
Fauquier Bankshares, Inc.
The Fauquier Bank
10 Courthouse Square
Warrenton, Virginia 20186

Dear Buddy,

Being fully retired from my position at the Bank, and in anticipation of an imminent move to take on the agricultural life in a county outside the Bank’s primary market area, the time is propitious for me to step down from the governing boards of Fauquier Bankshares, Inc. and its subsidiary, The Fauquier Bank.

Therefore, herewith I tender my resignations, effective January 15, 2007 (the 42nd anniversary of my joining The Fauquier National Bank of Warrenton.)

I know that my life has been blessed to have been able to work for, and with, so many fine, dedicated people in an enterprise that has given, I believe, all of us some sense of admirable purpose and accomplishment.

Yours sincerely,

/s/ C. Hunton Tiffany